Filed Pursuant to Rule 424(b)(3)
Registration No. 333-101611

Pricing Supplement No. 7
Dated March 15, 2004
(To Prospectus dated December 23, 2002 and Prospectus Supplement dated February 24, 2003, as supplemented by a Supplement
dated November 7, 2003, a Supplement dated January 12, 2004 and a
Supplement dated March 11, 2004)

UNITED DOMINION REALTY TRUST, INC.
Medium-Term Notes Due Nine Months or More From Date of Issue

Fixed Rate Notes

The Notes are not Discount Notes

Principal Amount: $50,000,000	Specified Currency: U.S. dollars
Settlement Date (Original Issue Date): March 18, 2004	Stated Maturity Date: March 15, 2010 Authorized Denomination: A/S
Interest Payment Dates: March 15 and September 15, commencing September 15, 2004	Initial Redemption Percentage: N/A
Initial Redemption Date: N/A	Optional Repayment Date(s): N/A
Annual Redemption Percentage Reduction: N/A	Interest Rate: 3.90%
Exchange Rate Agent: N/A	Regular Record Date(s): A/S
Default Rate: N/A	Additional/Other Terms: N/A
Day Count: 30/360	Net Proceeds to the Company: 98.889%
Agent: J.P. Morgan Securities Inc.
Agent’s Commission: J.P. Morgan Securities Inc. proposes to offer the notes from time to time for sale in negotiated transactions, or otherwise, at varying prices to be determined at the time of each sale.

     “N/A” as used herein means “Not Applicable.” “A/S” as used herein means “As stated in the Prospectus Supplement referred to above.”

J.P. MORGAN SECURITIES INC.